Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan, the 2015 Stock Incentive Plan and the 2015 Employee Stock Purchase Plan of Editas Medicine, Inc. of our report dated October 16, 2015, except for Note 16(f), as to which the date is January 25, 2016, with respect to the financial statements of Editas Medicine, Inc. included in its Registration Statement (Form S-1 No. 333-208856) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 3, 2016